* Explanation of Response:

      As was reported in a Form 8-K filed on March 29, 1999, Mathew and Markson, Ltd. (and its sister company, Morris & Miller, Ltd.) initially acquired the Shares of Common Stock of the Issuer which are the subject of this Report pursuant to an agreement (the "Stock Purchase Agreement") signed and executed on March 16, 1999, between Telco Billing, Inc.; Mathew and Markson, Ltd.; Morris & Miller, Ltd.; and RIGL Corporation ("RIGL"), which was the former name of the Issuer. Mathew and Markson, Ltd. and Morris & Miller, Ltd. were the sole shareholders of Telco.

      Pursuant to the Stock Purchase Agreement, Mathew and Markson, Ltd. surrendered its shares of Telco, and, in exchange, Mathew and Markson, Ltd. received 900,000 Shares of RIGL.

      Subsequently, as reported in a Form 8-K filed on June 30, 1999, on June 15, 1999, 6,750,000 additional Shares of Common Stock of the Issuer were issued pursuant to the Stock Purchase Agreement.

      Subsequently, as reflected in a Form 10-KSB filed on September 19, 2000, Mathew and Markson, Ltd. disposed of 50,000 Shares of Common Stock of the Issuer. This transaction was a gift.

      Therefore, as of June 30, 2000, Mathew and Markson, Ltd. held 7,600,000 Shares of the Issuer's Common Stock.

      In addition, and in connection with the acquisition of Telco, RIGL (the Issuer's predecessor) also agreed to pay Mathew & Markson, Ltd. $5,000,000 as a discounted accelerated royalty payment for a 20-year license of the URLYellow-Page.Net.

      Subsequently, in settlement of the Issuer's breach of, and noncompliance with, the original Acquisition Agreement and Extension Agreement with Telco (dated June 16, 1999), the Issuer agreed to pay $550,000.00 to Mathew Markson, Ltd., and ultimately issued 2,975,062 shares of its Common Stock at $0.09 per share, which value was based upon the average Bid and Ask Prices as of September 25, 2001.

      This transaction brought Mathew and Markson, Ltd.'s holdings to 10,575,062 Shares as of December 15, 2003.

      Subsequently, as was reflected in a schedule prepared by the Issuer's Transfer Agent, as of January 2, 2004, Mathew and Markson, Ltd, held - not 10,575,062 - but 10,560,062 shares of the Issuer's Common Stock, indicating that, between December 15, 2003, and January 2, 2004, Mathew and Markson, Ltd. had disposed of 15,000 shares of the Issuer's Common Stock, reducing its holdings to 10,560,062 Shares.

      Therefore, as of January 2, 2004, the total number of Shares of Common Stock of the Issuer held by Mathew and Markson, Ltd. was as follows:

            Prior Balance                          10,575,062 Shares
            (Disposition)                            (15,000 Shares)
            New Balance                            10,560,062 Shares